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                                                                    EXHIBIT 11.1

                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE



                                          13 Weeks Ended
                                        ------------------
                                        April 29,  May 1,
(Thousands, except per share)             2000      1999
                                        --------  --------
Basic Computation:
-----------------

Net earnings                            $ 25,467  $ 35,270

Weighted average common
 shares outstanding                       28,449    32,255
                                        --------  --------

Basic earnings per share                $   0.90  $   1.09
                                        ========  ========

Diluted Computation:
-------------------

Net earnings                            $ 25,467  $ 35,270

Weighted average common
 shares outstanding                       28,449    32,255

Net effect of dilutive stock
options based on the treasury
  stock method                               107       174
                                        --------  --------

Outstanding shares for diluted
  earnings per share                      28,556    32,429
                                        ========  ========

Diluted earnings per share              $   0.89  $   1.09
                                        ========  ========


Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.